UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2014

NorthStar Real Estate Income II, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	333-185640 (Commission File Number)	90-0916682 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 8, 2014, NorthStar Real Estate Income II, Inc. (“NorthStar Income II”), through a subsidiary of its operating partnership, completed its investment in a $75.0 million senior loan (the “Senior Loan”) secured by a Hilton hotel located in Dallas, Texas. NorthStar Income II initially originated a $70.0 million pari passu participation interest in the Senior Loan and on April 8, 2014, purchased, at cost, the remaining $5.0 million interest from an affiliate of NorthStar Realty Finance Corp., NorthStar Income II’s sponsor (“NRF”). Concurrently, the affiliate of NRF assigned all of its remaining rights in the Senior Loan to NorthStar Income II and the associated participation agreement was terminated. NorthStar Income II funded the Senior Loan with a combination of proceeds from its ongoing initial public offering and an advance under its secured credit facility with Citibank, N.A.

The 500-room Property also contains 34,800 square feet of meeting space and is located within the mixed-use office complex known as Lincoln Centre, which contains over 1.6 million square feet of rentable office space. In total, the Property contains 452,000 square feet and is managed by an affiliate of Hilton Hotels & Resorts, a leading global hospitality brand.

The Senior Loan bears interest at a floating rate of 5.05% over the one-month London Interbank Offered Rate. NorthStar Income II will earn a fee equal to 0.75% of the outstanding principal amount of the Senior Loan at the time of repayment.

The initial term of the Senior Loan is 24 months, with three one-year extension options available to the borrower, subject to the satisfaction of certain performance tests and the payment of a fee equal to 0.25% of the amount being extended for the second and third one-year extensions. The Senior Loan may be prepaid during the first 20 months, provided the borrower pays an additional amount equal to the greater of (i) the remaining interest due on the amount prepaid through month 20 and (ii) 1.0% of the amount prepaid. Thereafter, the Senior Loan may be prepaid in whole or in part without penalty. The loan agreement for the Senior Loan (the "Senior Loan Agreement") requires the borrower to comply with various financial and other covenants. In addition, the Senior Loan Agreement contains customary events of default (subject to certain materiality thresholds and grace and cure periods). The events of default are standard for agreements of this type and include, for example, payment and covenant breaches, insolvency of the borrower, occurrence of an event of default relating to the collateral or a change in control of the borrower.

The loan-to-value ratio (“LTV Ratio”) of the Property is approximately 82%. The LTV Ratio is the amount loaned to the borrower net of reserves funded and controlled by NorthStar Income II and its affiliates, if any, over the appraised value of the Property at the time of origination.

As of April 14, 2014, NorthStar Income II's portfolio consists of three senior mortgage loans with a combined principal amount of $139.7 million.

Safe Harbor Statement

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will” "may," or other similar words or expressions. These statements are based on NorthStar Income II’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; NorthStar Income II can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar Income II’s expectations include, but are not limited to, the ability of the Property manager to effectively manage the Property, the ability of the borrower to comply with the terms, including financial and other covenants, of the Senior Loan, whether the borrower determines to extend the Senior Loan, changes in market rates for commercial and hotel properties located in Dallas, Texas, future property values, the impact of any losses from our properties on cash flows and returns, property level cash flows, changes in economic conditions generally and the real estate and debt markets specifically, availability of capital, the ability to achieve targeted returns, generally accepted accounting principles, policies and rules applicable to REITs and the factors specified in in Part I, Item 1A of NorthStar Income II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as in NorthStar Income II’s other filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. All forward-looking statements included in this Current Report on Form 8-K are based upon information available to NorthStar Income II on the date of this report and NorthStar Income II is under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Real Estate Income II, Inc.

Date: April 14, 2014	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
Executive Vice President, General Counsel and Secretary

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